EXHIBITS
                                 Exhibit (3)(i)
                  Amendment to the Articles of Incorporation of
                            Heavenexpress.com, Inc.
                   CERTIFICATE OF AMENDMENT TO THE ARTICLES OF
                    INCORPORATION OF HEAVENEXPRESS.COM, INC.

1.  Name of Corporation:   Heavenexpress.com, Inc.

     2.  The  Board  of  Directors  of  Heavenexpress.com,   Inc.,  adopted  the
resolution approving the amendment to the Articles of Incorporation on February 18,2002 .

3. This amendment to the Articles of Incorporation of Heavenexpress.com, Inc. does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and does not result in the percentage of authorized shares that remain unissued after the division exceeding the percentage of authorized shares that were unissued before the division or combination.

4. The authorized common stock of the corporation shall be increased from 50,000,000 shares of common stock to 200,000,000 shares of common stock.

5. This amendment to the Articles of Incorporation of was made in connection with the four (4) share for one (1) share forward stock split of Heavenexpress.com Inc's common stock increasing Heavenexpress.com Inc's authorized common stock from 50,000,000 to 200,000,000 shares.

     6. Article 4 of the articles of incorporation of Heavenexpress.com Inc. is deleted in its entirety and replaced with the following:

                                   "ARTICLE IV
The maximum number of common shares this Corporation is authorized to issue is 200,000,000, with a par value of $.001 per share. All Common Shares shall be identical with each other in every respect and the holders of Common Shares shall be entitled to one vote for each share on all matters on which shareholders have the right to vote. The maximum number of preferred shares this Corporation is authorized to issue is 10,000,000, with a par value of $.001 per share. The Preferred Shares shall have such rights and preferences as determined by the Board of Directors."

     7. This amendment was adopted by the Board of Directors without shareholder approval and shareholder action was not required.

Signatures (Required):

Saundra Sharpe
------------------------------

Saundra Sharpe-President and Chairman of the Board of Directors